EXHIBIT 10.8

Thistle Interest Option Agreement

THIS THISTLE INTEREST OPTION AGREEMENT (this “Option Agreement”), made and entered into this 18th day of May, 2005, by and between PHOENIX OFFICE, L.L.C., a Delaware limited liability company, having a mailing address at Suite 3900, 77 West Wacker Drive, Chicago, Illinois 60601 (“Seller”) and PRIME/MANSUR INVESTMENT PARTNERS, LLC, a Delaware limited liability company, having a mailing address c/o The Prime Group, Inc., 321 North Clark Street, Suite 2500, Chicago, Illinois 60610 (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller owns a 23.1% membership interest (“Thistle Interest”) in Plumcor/Thistle, LLC, an Arizona limited liability company (“Thistle LLC”); and

WHEREAS, Seller desires to grant to Purchaser, and Purchaser desires to acquire from Seller, an option to purchase the Thistle Interest in Thistle LLC on the terms and conditions herein set forth and subject to receipt of the consents described herein;

NOW, THEREFORE, for and in consideration of the execution of that certain Settlement and Release Agreement dated May 18, 2005 by and between the parties hereto (“Settlement Agreement”), and the covenants and agreements of the parties herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby covenant and agree as follows:

1.         Grant of Option. Seller hereby irrevocably grants to Purchaser the exclusive option (the “Option”) to purchase the Thistle Interest on the terms and conditions set forth herein, subject to receipt of the consents described and in accordance with the other terms and conditions set forth in the Purchase and Sale Contract attached hereto as Exhibit B and made a part hereof (the “Contract”), for a purchase price equal to $4,000,000.00 less the aggregate distributions, if any, received by Seller and its affiliates from Thistle LLC plus the aggregate amount of any capital contributions made by Seller or its affiliates to Thistle LLC, in each case during the period commencing on the date of this Option Agreement and ending on the Closing Date (defined hereinafter). In the event that Purchaser does not exercise the Option in the manner provided herein on or before the Expiration Date (as hereinafter defined), then (i) this Option Agreement and the Option shall, without further action of any party, automatically terminate and thereafter be null and void and of no further force or effect, and (ii) neither party shall have any further rights or obligations hereunder or with respect to the Option.

2.	Exercise of the Option.

(A)      Purchaser may exercise the Option at any time after the date hereof and prior to five o’clock p.m. (CST) on the date (the “Expiration Date”) which is ninety (90) days following the later of (i) July 31, 2005, or (ii) the date which is the closing date of the merger transactions between Seller, Prime Office Company, LLC, Prime Office Merger Sub, LLC and Prime Office

Merger Sub I, LLC (the “Lightstone Merger”), but in no event may the Option be exercised later than November 30, 2005, by the delivery of written notice (the “Exercise Notice”) to Seller of Purchaser’s intent so to exercise the Option, together with four (4) copies of the Contract dated the date of the Exercise Notice and executed by Purchaser. In addition, concurrently with the delivery of the Exercise Notice and the Contract, Purchaser shall deliver the $80,000.00 earnest money deposit required under the Contract to Chicago Title Insurance Company, as escrow agent (“Escrow Agent”), to be held by the Escrow Agent pursuant to standard form strict joint order escrow instructions. The Option must be exercised, if at all, on or before the Expiration Date. Within two (2) business days after Seller’s receipt of the Exercise Notice, Seller shall execute and return to Purchaser two (2) copies of the Contract.

(B)       In the event that the Option is not exercised by Purchaser in the manner provided herein on or before the Expiration Date, then (i) this Option Agreement and the Option shall, without further action of any party, automatically terminate and thereafter be null and void and of no further force or effect, and (ii) neither party shall have any further rights or obligations hereunder or with respect to the Option.

3.         Contacts with Lenders, Members or Others. In no event shall Purchaser contact any lender, loan servicer, or rating agency or any of their respective agents or representatives with respect to Thistle LLC or any of its assets or properties, Thistle LLC or any member of Thistle LLC, prior to the earlier of (x) ten (10) days after the closing of the Lightstone Merger, (y) receipt by Purchaser of written notice from Seller authorizing Purchaser to commence seeking such consents, approvals, opinions and releases, or (z) July 31, 2005, and in any case, not until Purchaser has obtained the approval of the managing member of Thistle LLC authorizing Purchaser to commence seeking such consents, approvals, opinions and releases.

4.         Damage and Eminent Domain. If, before the Expiration Date, the Property or any portion thereof shall be damaged, or if a taking of the Property or any portion thereof has occurred or is contemplated under a pending or threatened eminent domain proceeding, then Seller shall notify Purchaser promptly after Seller receives notice of such event.

5.         Seller’s Covenants. Seller hereby covenants and agrees that during the term of this Option Agreement, Seller shall not commit, approve, consent to or permit any Unpermitted Transfer (as hereinafter defined) without the prior written consent of Purchaser. In addition, Seller agrees to promptly notify Purchaser in writing if Seller receives notice prior to the Expiration Date of any capital calls with respect to Thistle LLC. Any Unpermitted Transfer which is effected without the prior written consent of Purchaser shall be void, invalid and of no force or effect against Purchaser or Purchaser’s rights hereunder in the Thistle Interest. As used herein, an “Unpermitted Transfer” shall mean any of the following:

(1)	any grant, sale, transfer or other conveyance of all or any portion of or interest in the Thistle Interest; and

(2)

any mortgage, lien or other encumbrance on all or any portion of the Thistle Interest (provided that nothing herein shall be deemed to affect the ability of Thistle LLC to mortgage, lien or encumber its properties or other assets);

(3)

making any decision or casting any vote under the operating agreement of Thistle LLC which would (i) prevent Seller’s full performance of its obligations hereunder or under the Contract, or (ii) in the exercise of Seller’s good faith business judgment, have a material adverse effect on the Member Interests or Purchaser’s rights hereunder, without in each instance first obtaining the prior written consent of Purchaser.

6.         Notices. Any notice or other communication required or desired to be given hereunder shall be in writing and shall be given by personal delivery with a receipt requested, by overnight courier service or by United States mail, postage prepaid, certified or registered mail, return receipt requested; and addressed to the parties as follows, or as may be otherwise designated thereby in writing; and shall be deemed given/delivered as follows: (a) if by personal delivery, upon actual receipt; (b) if by overnight courier service, one (1) business day after so sending; or (c) if mailed, two (2) business days after mailing as aforesaid:

To the Purchaser:	Prime/Mansur Investment Partners, LLC

c/o The Prime Group, Inc.

321 North Clark Street, Suite 2500

Chicago, IL 60610

Attn: Michael W. Reschke

Tel: (312) 917-4201

Fax: (312) 917-1511

-and-

Mansur & Co.

875 N. Michigan Avenue

Chicago, IL 60611

Attn.: E.B. Mansur

Tel: (312) 263-2400

Fax: (312) 642-6278

With a copy to:	Robert J. Rudnik

Executive VP and General Counsel

321 North Clark Street, Suite 2500

Chicago, IL 60610

Tel:	(312) 917-4234
Fax:	(312) 917-8442

-and-

William J. Ralph, Esq.

Burton & Ralph LLP

180 North LaSalle Street

Suite 1820

Chicago, IL 60601

Tel:	(312) 578-1567
Fax:	(312) 578-1705

To the Seller:	Prime Group Realty Trust

77 West Wacker Drive

Suite 3900

Chicago, Illinois 60601

Attention: Jeffrey A. Patterson

Telephone: 312-917-4230

Fax: 312-917-1597

-and-

Prime Group Realty Trust

77 West Wacker Drive

Suite 3900

Chicago, Illinois 60601

Attention: James Hoffman

Telephone: 312-917-4237

Fax: 312-917-1684

-and-

Jones Day

77West Wacker Drive

Suite 3500

Chicago, Illinois  60601-1692

Attention: Susan I. Matejcak

312/782-3939 Main

312/782-8585 Fax

7.         Assignment of Option Agreement. Purchaser may, without the consent of Seller but after giving written notice to Seller of Purchaser’s intention to assign this Option Agreement, assign all of the rights of Purchaser under this Option Agreement, provided that (i) any such assignment must be made prior to Purchaser exercising the option to purchase provided in this Option Agreement, and (ii) any such assignment may only be made to a reputable person or entity as reasonably determined by Seller. Purchaser may not assign or in any manner transfer (whether voluntarily, by operation of law or otherwise) any of its rights under the Contract without the prior written consent of Seller, and any such transfer or attempted transfer without such consent by Seller will be of no force or effect and void ab initio. However, Seller shall cause the Thistle Interest Owner to transfer the Thistle Interest on the Closing Date specified in the Contract to a person or entity designated in a written notice delivered by Purchaser to Seller no less then five (5) days prior to such Closing Date, provided that such designee is in compliance with the requirements of any required consents, approvals, opinions and releases obtained by Purchaser with respect to the Thistle Interest or the Property from any lenders and/or rating agencies, or any member of Thistle LLC.

8.         Successors and Assigns. All the terms and conditions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns.

9.         Severability. In the event that any term or provision of this Option Agreement, or the application thereof to any particular party or circumstance, is found by a court of competent jurisdiction to be invalid or unenforceable (in whole or in its application to a particular party or circumstance), the remaining terms and provisions of this Option Agreement or the application thereof to different parties or circumstances, as the case may be, shall not be affected thereby and this Option Agreement shall remain in full force and effect in all other respects.

10.       No Merger. The terms and provisions of this Option Agreement shall survive the entry, and shall not merge or be deemed to merge, into the Contracts.

11.       Modifications. No change or modification of this Option Agreement shall be valid or binding upon the parties hereto, nor shall any term or condition of this Agreement be considered waived by a party, unless such change or modification or waiver shall be in writing and signed by the party to be charged.

12.       Defaults. Purchaser may, as its sole remedies for any claim arising under this Agreement or related to this transaction, at law and in equity, seek one or both of the following two (2) remedies: (i) specific performance of the obligations of Seller under this Option Agreement, and (ii) monetary damages suffered by Purchaser as a result of the default by Seller under this Option Agreement; provided, however, that the amount of monetary damages which Purchaser may recover as a party under this Option Agreement, and as a party to that certain Sale and Purchase Agreement dated of even date herewith by and between LaSalle-Adams, L.L.C. (“LaSalle LLC”) and Purchaser, collectively, shall be limited to a maximum aggregate amount of $6,000,000 (or an aggregate of $10,000,000 in the event of a willful and intentional default on the part of Seller or LaSalle LLC). If Purchaser defaults under this Option Agreement, the sole remedy of the Seller shall be to receive from the Escrow Agent the amount of the Deposit under the Contract.

13.       Disputes. In the event of a dispute by the parties under this Option Agreement, each party to the dispute shall pay all of its legal fees, court costs and all other costs and expenses incurred by such party in connection with such dispute; and no party will be entitled to reimbursement from any other party for any portion of such costs and expenses.

14.       Jurisdiction; Venue. Each of the Purchaser and each Seller irrevocably submits to the jurisdiction of (a) any state court in the State of Illinois, Cook County and (b) the United States District Court for the Northern District of Illinois for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of Purchaser and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Illinois with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of Purchaser and Seller irrevocably and unconditionally waives trial by jury and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) any state court in the State of Illinois, Cook County and (b) the United States District Court for the Northern District of Illinois, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

15.       Counterparts. This Option Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.       Press Release, Inquiries. Except for the press release to be made by Seller in the form previously approved by Purchaser and the oral statements contained in the Summary of Agreed Responses previously approved by the parties, no party may initiate any contact with or respond to any inquiries from any media source (including the press) or make any press release to any media source with respect to any matter covered or contemplated by this Option Agreement unless such contact with the media or media release has been approved by a designated representative of each of the parties, as applicable. Each of the parties agrees that it will not unreasonably withhold or delay such approval. Notwithstanding the foregoing provisions of this Section, Seller or any of its affiliates may, without the requirement of any consent or approval from, or notice to, Purchaser, make any other disclosures with respect to any matter covered or contemplated by this Option Agreement which Seller or any of its affiliates is required to make by law or by the rules and regulations of the Securities and Exchange Commission.

17.       Governing Law; Construction. This Option Agreement shall be interpreted and construed in accordance with the laws of the State of Illinois. The titles of the sections and subsections herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions herein. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine or the neuter gender shall include the masculine, feminine and neuter.

18.       Entire Agreement. This Option Agreement represents the entire agreement of the parties hereto with respect to the subject matter hereof and all prior agreements and understandings of the parties hereto, whether written or oral, shall be superseded hereby.

19.       Time of the Essence. Time is of the essence in the performance of all of the parties’ respective obligations under this Agreement.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement as of the day and year first above written.

SELLER:
PHOENIX OFFICE, L.L.C., a Delaware limited liability company

By: PRIME GROUP REALTY, L.P.
By: Prime Group Realty Trust, Administrative Member
By: /s/Jeffrey A. Patterson Name: Jeffrey A. Patterson Title: President and CEO
PURCHASER:
PRIME/MANSUR INVESTMENT PARTNERS, LLC

By: Reschke Chicago Partners, LLC
By: /s/ Michael W. Reschke Name: Michael W. Reschke Title: Manager
By: Mansur Chicago Partners, LTD. By: Florida Atlantic Realty Corporation

By: /s/ E. Barry Mansur Name: E. Barry Mansur Title: President

EXHIBIT A
TO OPTION AGREEMENT

THE THISTLE INTEREST AND PROPERTY

Seller owns a 23.1% member interest in Plumcor/Thistle, LLC, an Arizona limited liability company.

Property:

Lot 1, THISTLE LANDING OFFICE PARK, according to the plat of record in the office of the County Recorder of Maricopa County, Arizona, in Book 469 of Maps, page 14.

Property Address:	4801, 4805, 4809 & 4811 East Thistle Landing Drive
Phoenix, Arizona 85044

EXHIBIT B

TO OPTION AGREEMENT

THE CONTRACT

SALE AND PURCHASE AGREEMENT

Phoenix Office, L.L.C. Member Interest in Plumcor/Thistle LLC

This Sale and Purchase Agreement [Phoenix Office, L.L.C. Member Interest in Plumcor/Thistle LLC ] (this “Agreement”) is made and entered into as of this __day of _________, 2005, by and between PHOENIX OFFICE, L.L.C., a Delaware limited liability company, having a mailing address at Suite 3900, 77 West Wacker Drive, Chicago, Illinois 60601 (“Seller’) and PRIME/MANSUR INVESTMENT PARTNERS, LLC, a Delaware limited liability company having a mailing address c/o The Prime Group, Inc., 321 North Clark Street, Suite 2500, Chicago, Illinois 60610 (“Purchaser”).

WITNESSETH:

A.        Seller is the owner of a 23.1% membership interest (the “Member Interests”) in Plumcor/Thistle, LLC, an Arizona limited liability company (the “Company”);

B.        Seller wishes to sell, and Purchaser wishes to purchase, the Member Interests on the terms, conditions and provisions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are acknowledged by each party, Seller and Purchaser agree as follows:

1.

Agreement of Purchase and Sale. Seller agrees to sell, transfer, assign and convey to Purchaser, and Purchaser agrees to purchase, accept and assume subject to the terms and conditions stated herein, the Member Interests in the Company.

2.

Purchase Price. The consideration for the sale of the Member Interests is an amount equal to $4,000,000.00 less the aggregate distributions, if any, received by Seller and its affiliates from Thistle LLC plus the aggregate amount of any capital contributions, if any, made by Seller or its affiliates to Thistle LLC, in each case during the period commencing on May ___, 2005[1], and ending on the Closing Date (defined hereinafter), subject to adjustment in the manner provided in this Agreement (the “Purchase Price”), and is payable as follows:

2.1

Concurrently with the execution of this Agreement, Purchaser shall deposit with Chicago Title Insurance Company (“Escrow Agent”) the sum of $80,000.00 (the “Deposit”), which shall be held on deposit by Escrow Agent pursuant to Escrow

_________________________

1Insert the date of the Thistle Interest Option Agreement

Agent’s standard form strict joint order escrow instructions and applied toward the Purchase Price at Closing. Any interest earned on the Deposit shall be credited to Purchaser unless Purchaser defaults, in which case it shall be paid to Seller. The Deposit shall be paid to Seller in all events (including, but not limited to, if Seller or Purchaser terminates this Agreement in accordance with the terms of this Agreement), except only in the event that: (i) Purchaser terminates this Agreement in accordance with the provision hereof which allows such termination by Purchaser because Seller defaulted in any of its obligations under this Agreement, or (ii) Purchaser terminates this Agreement within the one hundred (100)-day period referred to in Section 9.2 below because Purchaser fails to obtain all of the consents, approvals, opinions and releases referred to in Section 5 below with respect to the Property within such one hundred (100)-day period.

2.2

On the Closing Date, Purchaser shall wire transfer in immediately available funds, in accordance with wiring instructions to be supplied by Seller, the Purchase Price, less the amount of the Deposit (and interest thereon, if any).

3.

Conveyance. At the Closing, the Member Interests shall be conveyed by Seller to Purchaser free and clear of all liens and encumbrances. Seller shall deliver to Purchaser, within five (5) days after execution of this Agreement, a copy of the most recent survey and owner’s title insurance policy in Seller’s possession (if any) covering the real property owned by the Company (the “Property”).

4.	Seller’s Covenants.

4.1

Commencing with the first calendar month following the date of this Agreement, Seller shall deliver to Purchaser monthly and quarterly leasing status, capital repair and operating reports, if any, in their current forms with respect to the Property to the extent received by Seller when such reports are available.

4.2

In the event that Seller receives notice of any capital calls with respect to the Company after the date hereof and prior to the Closing Date or earlier termination of this Agreement (a “Capital Call”), Seller shall promptly notify Purchaser in writing, and Seller shall contribute to the Company the amounts indicated in the Capital Call up to the amount of the Deposit. If the amount indicated in the Capital Call is in excess of the amount of the Deposit, Purchaser shall, not less than two (2) business days prior to the date that Seller is required to commit to make any contributions of capital pursuant to such Capital Call, deposit with the Escrow Agent such additional amounts as may be required so that the amount of the Deposit is at least equal to the amount indicated in the Capital Call. If Purchaser fails to deposit such additional amounts with the Escrow Agent, Seller shall have no obligation to Purchaser to contribute any capital to the Company in excess of the amount of the Deposit, and Seller’s conveyance of the Member Interests to Purchaser hereunder shall be subject to any dilution of the Member Interests resulting from such failure to contribute capital as may be provided in the operating agreement of the Company.

5.	Consents and Approvals.

5.1

Purchaser shall be responsible for obtaining, at its sole expense, (i) all necessary consents and approvals of the existing mortgage lender(s), loan servicer(s) or any of their respective agents or representatives, if required, with respect to the Property, (ii) any required rating agency approvals or opinions, (iii) releases of any guarantees previously provided by Seller or its affiliates, if any, in form and substance satisfactory to Seller, from the existing mortgage lender(s) with respect to any obligations under the loan relating to the Property to the extent arising from and after the transfer of the Member Interests to Purchaser, and (iv) all necessary member consents with respect to a transfer of the Member Interests. In no event shall Purchaser commence the process for obtaining such consents or contact the lender, loan servicer, or rating agency or any of their respective agents or representatives with respect to the Property, the Company or any member of the Company, prior to the earlier of (x) ten (10) days after the closing of the merger transactions (the “Lightstone Merger”) between Seller and Prime Office Company, LLC, Prime Office Merger Sub, LLC and Prime Office Merger Sub I, LLC (collectively, “Lightstone”), (y) receipt by Purchaser of written notice from Seller authorizing Purchaser to commence seeking such consents, approvals, opinions and releases, or (z) July 31, 2005, and in any case, not until Purchaser has obtained the approval of the managing member of the Company authorizing Purchaser to commence seeking such consents, approvals, opinions and releases. If such consents, approvals, opinions and releases cannot be obtained by Purchaser as to the Member Interests or any financing secured by the Property by the Closing Date (as it may be extended by Purchaser pursuant to Section 9.2 below), then either Seller or Purchaser may, at such party’s sole option and in such party’s respective sole and absolute discretion, terminate this Agreement in its entirety, and thereafter Purchaser shall not have any further rights with respect to the purchase of the Member Interests, nor shall Seller have any further obligation to sell the Member Interests to Purchaser.

5.2

Seller shall provide such information in Seller’s possession reasonably requested by such lender and shall otherwise cooperate and assist Purchaser in its efforts to obtain (i) the consent and approval of such lender to the transfer of the Member Interest to Purchaser, and (ii) any required written confirmations from applicable rating agencies as may be required in connection with any loan encumbering the Property; provided, however, that Seller shall not incur any costs or expenses in connection with such assistance or cooperation and Purchaser agrees to reimburse Seller in the event Seller incurs any such reasonable, third-party out-of-pocket costs and expenses (other than Seller’s third-party legal costs in connection with reviewing customary consent and assumption documents).

6.	Representations and Warranties of Seller. Seller represents and warrants to Purchaser, as of the date hereof, and as of the Closing Date, that:

6.1

The Seller now owns the Member Interests in the Company, free and clear of all liens and encumbrances. Seller has delivered true, correct and complete copies of the organizational documents of the Company to Purchaser to the extent is Seller’s possession, and, to Seller’s knowledge, such organizational documents have not been amended or modified.

6.2

Except with respect to the consents and approvals described in Section 5 hereof, no consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby.

6.3	To Seller’s knowledge, there are no legal actions, suits or similar proceedings pending and served or threatened against Seller or the Member Interests except as set forth on Exhibit A.

6.4

The execution and delivery of this Agreement and the performance of Seller’s obligations hereunder have been or will be duly authorized by all necessary action and does not conflict with, and would not result in a default under, any contract, commitment or obligation to which Seller is a party or by which the Property is bound, subject to Purchaser’s obtaining the consents described in Section 5 hereof.

6.5

Seller has received no written notice from the Company or the managing member thereof with respect to any Capital Calls or alleging that Seller is in default under the terms of the organization documents of the Company.

6.6

Seller has not (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

6.7	Seller will not be rendered insolvent in connection with, or as a result of, the performance by Seller of its obligations hereunder or the consummation of the transactions contemplated hereby.

7.	Limitations on Seller’s Liability.

7.1

The representations and warranties of Seller set forth in Section 6 will survive the Closing for a period of twelve (12) months. Purchaser will not have any right to bring any action against Seller as a result of any untruth or inaccuracy of such representations and warranties, or any such breach, unless and until the aggregate amount of all liability and losses arising out of any such untruth or inaccuracy, or any such breach, exceeds $100,000.00, and then only to the extent of such excess. In addition, in no event will Seller’s liability for all such breaches exceed the limits set forth in Section 13 below. Seller shall have no liability with respect to any of Seller’s representations, warranties and covenants herein if, prior to the Closing, Purchaser has actual knowledge of any breach of a representation, warranty or covenant of Seller herein, or Purchaser obtains knowledge (from whatever source, including, without limitation, the inclusion of any information in or written disclosure by Seller or Seller’s agents and employees) that contradicts any of Seller’s representations and warranties herein, and Purchaser nevertheless consummates the transaction contemplated by this Agreement. All other representations, warranties, covenants and agreements made or undertaken by Seller under this Agreement, unless otherwise specifically provided herein, will not survive the Closing Date but will be merged into the documents delivered at the Closing.

7.2

For purposes of this Agreement and any document delivered at Closing, whenever the phrase “to Seller’s knowledge,” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to refer to facts within the actual knowledge only of Jeffrey Patterson, Paul Del Vecchio and James Hoffman, and no others, at the times indicated only, without duty of inquiry whatsoever. Purchaser acknowledges that (i) the individuals named above are named solely for the purpose of defining and narrowing the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from such individuals to Purchaser, and (ii) James Hoffman is an attorney and his inclusion herein for knowledge purposes shall in no way waive any attorney/client privilege. Purchaser covenants that it will bring no action of any kind against such individuals, any shareholder, partner or member of Seller or any of Seller’s affiliates, as applicable, related to or arising out of these representations and warranties.

8.	Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller, as of the date hereof, and as of the Closing Date, that:

8.1

Except with respect to the consents and approvals described in Section 5 hereof, no consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby.

8.2

The execution and delivery of this Agreement and the performance of Purchaser’s obligations hereunder have been or will be duly authorized by all necessary action and does not conflict with, and would not result in a default under, any contract, commitment or obligation to which Purchaser is a party.

8.3

Purchaser has not (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

8.4	Purchaser will not be rendered insolvent in connection with, or as a result of, the performance by Purchaser of its obligations hereunder or the consummation of the transactions contemplated hereby.

9.	Closing.

9.1

The closing hereunder (the “Closing”) shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made through escrow at the offices of the Escrow Agent or such other place and time mutually acceptable to Seller and Purchaser.

9.2

The Closing shall occur on a date designated in writing by Purchaser on not less than five (5) days prior written notice which closing date shall be on or before the later to occur of the following: (i) the date which is one hundred (100) days from the date of this Agreement (but in no event later than December 15, 2005), and (ii) the date to which Purchaser may elect to extend such closing date (but such extended closing date shall not be later than the earlier to occur of: (A) thirty (30) days following the closing date determined in accordance with clause (i) of this Section 9.2, or (B) December 15, 2005), solely for the purpose of obtaining required lender, member, and/or rating agency consents, approvals, and releases, as described in Section 5 above (the “Closing Date”).

9.3	At Closing, Seller shall deliver into escrow with Escrow Agent the following:

a.

An Assignment and Assumption of Member Interests (the “Assignment”) conveying the Member Interests to Purchaser free and clear of all liens, encumbrances and interests of others created by or through Seller.

b.

Documentation to establish to Purchaser’s reasonable satisfaction the due authority of Seller to sell the Member Interests and deliver the documents required to be delivered by Seller pursuant to this Agreement.

c.

A certificate executed by Seller and dated as of the Closing Date, stating all of Seller’s warranties and representations contained in this Agreement are true and current as of the Closing Date (or stating the manner in which same are not true).

d.	A FIRPTA affidavit with respect to non-foreign identity; and

e.

Such other documents as counsel for either Purchaser or Seller or Escrow Agent may reasonably deem necessary in order to consummate the sale of the Member Interests by Seller to Purchaser as herein contemplated.

9.4	At Closing, Purchaser shall deliver into escrow with Escrow Agent the following:

a.	A counterpart of the Assignment, which Assignment shall be consented to by the Manager of the Company; and

b.

Such other documents as counsel for either Purchaser or Seller or Escrow Agent may reasonably deem necessary in order to consummate the sale of the Member Interests by Seller to Purchaser as herein contemplated.

9.5

Proposed documents to be delivered at Closing shall be forwarded to counsel for Purchaser, or counsel for Seller, as the case may be, at least two (2) business days before Closing; provided, however, that drafts of documents relating to the consent of any property lender shall be provided as soon as such drafts are available from time to time, but in no event less than ten (10) business days before Closing.

10.

Closing Adjustments and Prorations. There shall be no prorations of real estate taxes, assessments, or any other items of expense or income with respect to the purchase of the Member Interest, other than with respect to adjustments relating to distributions and capital calls as provided in Section 2 hereof.

11.

Closing Costs. At Closing, the party designated as the responsible party under applicable statutes or ordinances shall pay all state, county and local transfer taxes, if any, in connection with the transfer of the Member Interests. Each party shall pay one-half of the escrow closing fees and recording charges, and all other closing costs. Each party shall pay the fees and expenses of its attorneys and third party consultants.

12.

Brokers. Each of the parties hereto agree that it has not dealt with any broker in connection with this transaction. Seller and Purchaser hereby each agree to indemnify and hold harmless each other from and against any cost, expense, claim, liability or damage resulting from a breach of the representation and warranty resulting from any claim by any other broker in connection with this transaction engaged by such party. The provisions of this Section 12 shall survive the Closing Date.

13.

Defaults and Remedies. Purchaser may, as its sole remedies for any claim arising under this Agreement or related to this transaction, at law and in equity, seek one or both of the following two (2) remedies: (i) specific performance of the obligations of Seller under this Agreement, and (ii) monetary damages suffered by Purchaser as a result of the default by Seller under this Agreement; provided, however, that the amount of monetary damages which Purchaser may recover as a party to that certain Sale and Purchase Agreement dated of even date herewith by and between LaSalle-Adams, LLC (“LaSalle LLC”) and Purchaser relating to property commonly known as 208 South LaSalle Street, Chicago, Illinois, and as a party under this Agreement, collectively, shall be limited to a maximum aggregate amount of $6,000,000 (or an aggregate of $10,000,000 in the event of a willful and intentional default on the part of Seller or LaSalle LLC). If Purchaser defaults under this Agreement, the sole remedy of the Seller shall be to receive from the Escrow Agent the amount of the Deposit as liquidated damages. The parties have agreed that Seller’s actual damages, in the event of a failure to consummate this sale due to Purchaser’s default, would be extremely difficult or impracticable to determine. After negotiation, the parties have agreed that, considering all the circumstances existing on the date of this Agreement, the amount of the Deposit is a reasonable estimate of the damages that Seller would incur in such event.

14.

Assignment. This Agreement may not be assigned by any party without the written consent of the other parties hereto. Notwithstanding the foregoing, however, Seller shall assign and transfer the Member Interests on the Closing Date to a person or entity designated in a written notice delivered by Purchaser to Seller no less than five (5) days prior to such Closing Date, provided that such designee is in compliance with the requirements of any required consents, approvals, opinions and releases obtained by Purchaser (or such designee) with respect to the Member Interests or the Property from any lenders and/or rating agencies, or any member of the Company.

15.

Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and either personally delivered or mailed to the party to which the notice, demand or request is being made by overnight mail by a recognized carrier such as Federal Express, as follows:

To the Purchaser:	Prime/Mansur Investment Partners, LLC
c/o Michael W. Reschke
The Prime Group, Inc.
321 North Clark Street, Suite 2500
Chicago, IL 60610
Tel: (312) 917-4201
Fax: (312) 917-1511

and

Mansur & Company

875 N. Michigan Avenue

Chicago, IL 60611
Attn.: E.B. Mansur
Tel: 312-263-2400
Fax: (312) 642-6278

with a copy to:	Robert J. Rudnik
Executive VP and General Counsel
321 North Clark Street, Suite 2500

Chicago, IL 60610

Tel:	(312) 917-4234

Fax: (312) 917-8442

-and-

William J. Ralph, Esq.

Burton & Ralph LLP

1 80 North LaSalle Street

Suite 1820

Chicago, IL 60601

Tel:	(312) 578-1567
Fax:	(312) 578-1705

To the Seller:	Prime Group Realty Trust

77 West Wacker Drive

Suite 3900

Chicago, Illinois 60601

Attention: Jeffrey A. Patterson

Telephone: 312-917-4230

Fax: 312-917-1597

-and-

Prime Group Realty Trust

77 West Wacker Drive

Suite 3900

Chicago, Illinois 60601

Attention: James Hoffman

Telephone: 312-917-4237

Fax: 312-917-1684

-and-

Jones Day

77 West Wacker

Suite 3500

Chicago, Illinois  60601-1692

Attention: Susan I. Matejcak
312/782-3939 Main
312/782-8585 Fax

Notices, demands and requests which shall be served upon either party in the manner aforesaid shall be deemed sufficiently served or given for all purposes hereunder at the time such notice, demand or request shall be received.

16.	Miscellaneous.

16.1	In the event of a dispute by the parties under this Agreement, each party to the dispute shall pay all of its legal fees, court costs and all other costs and expenses incurred by such party in connection with such dispute; and no party will be entitled to reimbursement from any other party for any portion of such costs and expenses.

16.2

Each of Purchaser and Seller irrevocably submits to the jurisdiction of (a) any state court in the State of Illinois, Cook County and (b) the United States District Court for the Northern District of Illinois for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of Purchaser and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Illinois with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of Purchaser and Seller irrevocably and unconditionally waives trial by jury and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) any state court in the State of Illinois, Cook County and (b) the United States District Court for the Northern District of Illinois, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

16.3

This Agreement including all exhibits attached hereto and documents to be delivered pursuant to the terms hereof, shall constitute the entire agreement and understanding of the parties, and there are no other prior or contemporaneous written or oral agreements, undertakings, promises, or warranties not contained herein.

16.4	This Agreement may be amended only by a written memorandum executed by each of the parties hereto.

16.5

No waiver of any provision or condition of this Agreement by any party shall be valid unless in writing signed by such party or its attorneys named above. No such waiver shall be taken as a waiver of any other or similar provision or of any future event, act or default.

16.6

In the event that any provision of this Agreement shall be unenforceable in whole or in part, such provision shall be limited to the extent necessary to render the same valid, or shall be excised from this Agreement, as circumstances require, and this Agreement shall be construed as if said provision had been incorporated herein as so limited, or as if said provision has not been included herein, as the case may be.

16.7	Whenever this Agreement requires or permits, the singular shall include the plural, the plural shall include the singular and the masculine, feminine and neuter shall be freely interchangeable.

16.8	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

16.9	This Agreement shall be governed in all respects by the laws of the State of Illinois.

16.10	Time is of the essence in the performance of all of the parties’ respective obligations under this Agreement.

16.11	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.12

Except for the press release to be made by Seller in the form previously approved by Purchaser and the oral statements contained in the Summary of Agreed Responses previously approved by the parties, no party may initiate any contact with or respond to any inquiries from any media source (including the press) or make any press release to any media source with respect to any matter covered or contemplated by this Agreement unless such contact with the media or media release has been approved by a designated representative of each of the parties, as applicable. Each of the parties agrees that it will not unreasonably withhold or delay such approval. Notwithstanding the foregoing provisions of this Section, Seller or any of its affiliates may, without the requirement of any consent or approval from, or notice to, Purchaser, make any other disclosures with respect to any matter covered or contemplated by this Agreement which Seller or any of its affiliates is required to make by law or by the rules and regulations of the Securities and Exchange Commission.

SIGNATURES FOLLOW ON NEXT PAGE

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

SELLER:

PHOENIX OFFICE, L.L.C., a Delaware limited liability company

By:	Prime Group Realty, L.P.

By:	Prime Group Realty Trust,
Administrative Member

By:
Name: Jeffrey A. Patterson
Title: President and CEO

PURCHASER:

PRIME/MANSUR INVESTMENT PARTNERS,                                                                       LLC

By: Reschke Chicago Partners, LLC

By:
Name: Michael W. Reschke
Title:	Manager

By: Mansur Chicago Partners, LTD.
By: Florida Atlantic Realty Corporation

By:
Name: E. Barry Mansur
Title:	President

Exhibit A

Litigation, Claims

CHI-1476445v5